Exhibit 99.1

Sonida Senior Living, Inc. Announces Fourth Quarter and Full Year 2025 Results

DALLAS, Texas – March 11, 2026 – Sonida Senior Living, Inc. (the “Company,” “Sonida,” “we,” “our,” or “us”) (NYSE: SNDA) a leading owner, operator and investor of senior housing communities, today announced its results for the fourth quarter and for the full year ended December 31, 2025.

“2025 was another defining year for Sonida, highlighted by significant growth in our acquisition portfolio and meaningful performance across our same-store communities,” said Brandon Ribar, President and CEO. “We delivered approximately 22% total portfolio NOI expansion, driven by consistent gains across occupancy and rate – a testament to the strength of our operating platform.

“Building on this momentum, the completion of our acquisition of CNL Healthcare Properties now positions Sonida as the eighth-largest owner of senior housing assets in the United States, with a combined portfolio of 153 high-quality communities. This transformative deal is a clear inflection point for Sonida, catalyzing immediate normalized FFO per share accretion and unlocking additional opportunity for long-term value creation.

“Looking ahead, the power of our fully integrated owner-operator model, our differentiated resident-first philosophy, and a backdrop of historically favorable senior housing fundamentals give us strong conviction in our ability to drive continued organic and inorganic growth in 2026 and beyond.”
Fourth Quarter and Full Year Highlights
•Resident revenue increased $9.2 million, or 11.9%, comparing Q4 2025 to Q4 2024.
•Weighted average occupancy for the Company’s owned same-store portfolio increased 90 basis points to 87.9% in Q4 2025 from 87.0% in Q4 20241.
•Net loss attributable to Sonida stockholders for Q4 2025 was $29.8 million compared to $5.5 million for Q4 2024. This increase is due to transaction, transition and restructuring costs in connection with the CHP Merger (defined below) and impairment charges offset by gain on extinguishment of debt that did not reoccur.
•2025 Adjusted EBITDA, a non-GAAP measure, was $53.8 million, as compared to $43.2 million in 2024, representing an increase of $10.6 million or 24.5%.2
•Cash flows from operations totaled $24.4 million for the year ended December 31, 2025, which increased by $26.2 million year-over-year.
•Results for the Company’s same-store portfolio2 of 55 communities were as follows:
•Q4 2025 vs. Q4 2024:
•Revenue Per Available Unit (“RevPAR”) increased 5.7% to $3,834.
•Revenue Per Occupied Unit (“RevPOR”) increased 4.6% to $4,363.
•Q4 2025 Community Net Operating Income, a non-GAAP measure, was $16.3 million compared to $15.3 million for Q4 2024, representing year-over-year growth of 6.5%. 2
•Community Net Operating Income Margin, a non-GAAP measure, was 27.6% as compared to 27.3% for Q4 2024.2
•Year-to-date 2025 vs. year-to-date 2024:
•RevPAR increased 5.9% to $3,783.
•RevPOR increased 4.8% to $4,330.
•Community Net Operating Income, a non-GAAP measure, increased $4.8 million to $65.2 million, representing year-over-year growth of 8.0%.2
•Community Net Operating Income Margin, a non-GAAP measure, was 27.9% as compared to 27.4% for year-to-date 2024.2
______________________________________
1 Please see “Definitions” on page 10 of this release for the definitions of Same-Store Portfolio, RevPAR, and RevPOR.
2 Please see pages 11-12 of this release for reconciliations of non-GAAP financial measures.

Recent Developments
On March 11, 2026, the Company completed the previously announced acquisition of CNL Healthcare Properties, Inc. (“CHP”), a public non-traded real estate investment trust which owns a national portfolio of 69 high-quality senior housing communities, pursuant to the definitive merger agreement (the “Merger Agreement”), by and among the Company, CHP and its affiliates (the “CHP Merger”). Under the terms of the Merger Agreement, the Company acquired 100% of the outstanding common stock of CHP in a stock and cash transaction valued at approximately $1.8 billion, with approximately 68% of the consideration paid in the form of newly issued Sonida Common Stock and 32% paid in cash. Specifically, each share of CHP common stock was converted into $2.32 in cash and 0.1318 shares of Sonida common stock, which was determined by dividing (a) $4.58 by (b) the volume weighted average price (“VWAP”) of Sonida common stock during a measurement period prior to closing of the transaction was $35.93 and subject to a collar of 15% below the transaction reference price for the Sonida common stock of $26.74 (the “Transaction Reference Price”) and 30% above the Transaction Reference Price.
On December 29, 2025, the Company amended and restated its revolving credit facility (as further amended on March 5, 2026, the “A&R Credit Agreement”) to, among other things, provide for permanent debt financing to fund a portion of the cash consideration necessary for the CHP Merger, which amendments were subject to and conditioned upon the consummation of the CHP Merger. The A&R Credit Agreement increased the available commitments under the revolving credit facility to $405 million, extended the maturity thereof to March 10, 2030, reduced the leverage-based pricing matrix to between Secured Overnight Financing Rate (“SOFR”) plus 1.35% margin and SOFR plus 2.00% margin, expanded the lenders, and effected certain other changes (the “New Revolving Credit Facility”). In addition, under the A&R Credit Agreement, the Company obtained commitments in the amount of $525 million of new term loans in two equal tranches (the “Term Loan Facility”). The Term Loan Facility is comprised of a three-year tranche that matures March 10, 2029 and a five-year tranche that matures March 10, 2031. The Term Loan Facility is subject to a leverage-based pricing matrix between SOFR plus 1.30% margin and SOFR plus 1.95% margin. The A&R Credit Agreement has a $320.0 million accordion feature to provide for future liquidity needs of the Company. The Company entered into a SOFR-based interest rate cap (“IRC”) to reduce exposure to the variable interest rate fluctuations associated with the Term Loan Facility. The IRC has a total cost of $0.6 million, an aggregate notional amount of $262.5 million, a 36-month term and an interest rate of 4.50%.
On March 10, 2026 (the “Funding Date”), the Company entered into a bridge loan agreement to provide for $270 million of bridge debt financing (the “Bridge Loan”) and incurred aggregate borrowings of $245 million under the New Revolving Credit Facility and $525 million under the Term Loan Facility. The proceeds of the Bridge Loan, together with the proceeds of the Term Loan Facility and the New Revolving Credit Facility, were used to fund a portion of the cash consideration paid to the holders of common stock of CHP pursuant to the Merger Agreement, to repay certain existing unsecured senior indebtedness of CHP, to pay certain fees and expenses incurred in connection with the foregoing, to refinance the borrowings under the Company’s existing revolving credit facility, and for general corporate purposes. The Bridge Loan will mature on the date that is 364 days after the Funding Date. The Bridge Loan is subject to a leverage-based pricing matrix between SOFR plus 1.35% margin and SOFR plus 2.00% margin; provided that the margin applicable to the Bridge Loan will increase by 0.25% on each date that is 90, 180 and 270 days after the Funding Date. The Company entered into a SOFR-based IRC to reduce exposure to the variable interest rate fluctuations associated with the Bridge Loan. The IRC has a total cost of $35 thousand, an aggregate notional amount of $270 million, a 12-month term and an interest rate of 4.25%. The Bridge Loan is expected to be replaced through property-level financing prior to its maturity.
In addition, to provide cash funding for the CHP Merger, entities affiliated with Conversant Capital, LLC and Silk Partners LP, two of the Company’s largest shareholders, funded an aggregate amount of $110 million in exchange for the issuance of 4,113,688 of Sonida Common Stock on March 11, 2026 in a private placement pursuant to Section 4(a)(2) of the Securities Act at a price per share equal to the Transaction Reference Price of $26.74, in accordance with certain investment agreements.
Unless otherwise specifically noted, the information in this earnings release does not reflect the closing of the CHP Merger, which occurred subsequent to December 31, 2025. Accordingly, unless otherwise specifically noted or the context otherwise requires, references to Sonida Senior Living, Inc. and its consolidated subsidiaries (“Sonida”, “we,” “our, “us” or the “Company”) refer only to Sonida Senior Living, Inc. and its consolidated subsidiaries prior to the CHP Merger. The post-Merger results of CHP will first be included in our consolidated financial information for the period ending March 31, 2026. We expect our 2026 results of operations to be materially impacted by the CHP Merger as a result of acquiring 69 senior-housing communities.

Results of Operations
Three months ended December 31, 2025 as compared to three months ended December 31, 2024
Revenues
Resident revenue for the three months ended December 31, 2025 was $86.3 million as compared to $77.1 million for the three months ended December 31, 2024, an increase of $9.2 million, or 11.9%. The increase in revenue was primarily due to increased occupancy, increased average rent rates, and 16 communities acquired in 2024 and 3 communities acquired in 2025 as compared to the prior period.
Expenses
Operating expenses for the three months ended December 31, 2025 were $66.2 million as compared to $59.2 million for the three months ended December 31, 2024, an increase of $7.0 million. The increase was attributable to an increase of $4.8 million in operating expenses related to the additional communities acquired during 2024 and 2025, and an increase of $2.2 million in operating expenses related to the remaining owned communities, driven by $1.5 million increases in labor and $0.7 million increases in other operating expenses.
General and administrative expenses for the three months ended December 31, 2025 were $11.1 million as compared to $8.9 million for the three months ended December 31, 2024, an increase of $2.2 million, or 24.7%. The increase primarily represents additional labor costs of $1.4 million incurred to support the Company’s 2024 and 2025 acquisitions, an increase in stock-based compensation of $0.3 million, and an increase in other expenses of $0.5 million.
Transaction, transition and restructuring costs were $9.0 million and $2.9 million for the three months ended December 31, 2025 and 2024, respectively. Costs for the three months ended December 31, 2025 include legal, audit, financing and other costs primarily to support the Company’s CHP Merger. Costs for the three months ended December 31, 2024 include $2.1 million for severance and $0.8 million in professional fees associated with non-recurring debt transactions.
During the three months ended December 31, 2025, the Company recorded non-cash impairment charges of $7.8 million to property and equipment, net, to adjust the carrying value of three communities based on their decreased cash flow estimates as a result of recurring net operating losses.
Gain on extinguishment of debt for the three months ended December 31, 2024 was $10.4 million, related to the derecognition of notes payable and accrued interest as a result of a loan purchase and discounted loan payoff with one of our lenders on two communities.
The Company reported a net loss of $30.1 million for the three months ended December 31, 2025 compared to $6.2 million for the three months ended December 31, 2024.
Year ended December 31, 2025 as compared to the year ended December 31, 2024
Revenues
Resident revenue for the year ended December 31, 2025 was $332.0 million as compared to $267.8 million for the year ended December 31, 2024, an increase of $64.2 million, or 24.0%. The increase in revenue was primarily due to increased occupancy, increased average rent rates, and an additional 16 communities acquired during 2024 and 3 communities acquired during 2025.
Expenses
Operating expenses for the year ended December 31, 2025 were $253.2 million as compared to $202.0 million for the year ended December 31, 2024, an increase of $51.2 million. The increase was primarily attributable to the increase in community labor costs of $27.0 million and an increase in other variable operating expenses of $12.8 million, as a result of 19 acquired consolidated communities during 2025 and 2024. The remaining increase was attributable to $7.2 million increase of community labor costs in remaining owned communities and $4.2 million of other operating expenses.
General and administrative expenses for the year ended December 31, 2025 were $39.9 million as compared to $34.1 million for year ended December 31, 2024, an increase of $5.8 million. The increase is primarily due to an increase in labor costs to support the Company's recent acquisitions.

Transaction, transition and restructuring costs were $16.2 million and $5.9 million for the year ended December 31, 2025 and 2024, respectively. Costs for the year ended December 31, 2025 include legal, audit, financing and other costs to support the Company’s CHP Merger, recent debt restructuring, and 2025 community acquisitions. Costs for the year ended December 31, 2024 include $2.1 million for severance and $3.8 million in legal, audit, financing and other costs to support the Company’s debt restructuring and 2024 community acquisitions.
During the year ended December 31, 2025, the Company recorded non-cash impairment charges of $12.5 million to property and equipment, net of which $4.7 million was to adjust the carrying value of a community classified as held for sale to its fair value, net of estimated disposal costs and $7.8 million was related to three owned communities with decreased cash flow estimates as a result of recurring net operating losses.
Gain on extinguishment of debt for the year ended December 31, 2024 was $48.5 million related to the derecognition of notes payable and accrued liabilities as a result of the 2024 loan purchase which was secured by seven of our communities and the discounted loan payoff with one of our lenders.
Other income (expense), net increased $8.4 million for the year ended December 31, 2025 as compared to the year ended December 31, 2024, which included $10.7 million recognized for gross employee retention credits (“ERC”) received from the Coronavirus Aid, Relief, and Economic Security Act funding for businesses that had certain employee costs and were affected by the coronavirus pandemic. This increase was offset by $2.3 million in transition costs of the communities related to the Company's recent acquisitions.
As a result of the foregoing factors, the Company reported net loss of $72.5 million for the year ended December 31, 2025, compared to net loss of $3.3 million for the year ended December 31, 2024.

Liquidity and Capital Resources
Cash flows
The table below presents a summary of the Company’s net cash provided by (used in) operating, investing, and financing activities (in thousands):

	Years ended December 31,
	2025	2024
Net cash provided by (used in) operating activities	$24,364	$(1,782)
Net cash used in investing activities	(70,687)	(208,923)
Net cash provided by financing activities	37,508	232,042
Increase (decrease) in cash and cash equivalents	$(8,815)	$21,337

In addition to $11.0 million of an unrestricted cash balance as of December 31, 2025, our future liquidity will depend in part upon our operating performance, which will be affected by prevailing economic conditions, and financial, business and other factors, some of which are beyond our control. Principal sources of liquidity are expected to be cash flows from operations, proceeds from our A&R Credit Agreement, proceeds from debt financings, refinancings or loan modifications, and proceeds from equity offerings. As of December 31, 2025, the Company had outstanding borrowings under its revolving credit facility of $95.1 million. These transactions are expected to provide additional financial flexibility to us and increase our liquidity position.
The Company, from time to time, considers and evaluates financial and capital raising transactions related to its portfolio, including debt financing and refinancings, purchases and sales of assets, equity offerings, and other transactions. There can be no assurance that the Company will continue to generate cash flows at or above current levels, or that the Company will be able to obtain the capital necessary to meet the Company’s short and long-term capital requirements, including refinancing the Bridge Loan prior to its maturity.
Recent changes in the current economic environment, and other future changes, could result in decreases in the fair value of assets, slowing of transactions, and the tightening of liquidity and credit markets. These impacts could make securing debt or refinancings for the Company or prospective buyers of the Company’s properties more difficult or on terms not acceptable to the Company. The Company’s actual liquidity and capital funding requirements depend on numerous factors, including its operating results, its capital expenditures for community investment, and general economic conditions, as well as other factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 11, 2026.
Conference Call Information
The Company will host a conference call with senior management to discuss the Company’s financial results for the fourth quarter and full year 2025, on Wednesday, March 11, 2026, at 4:30 p.m. Eastern Time. To participate, dial 800-715-9871, passcode 4619110. A link to the simultaneous webcast of the teleconference will be available at: https://events.q4inc.com/attendee/593093229. The webcast will be available for replay for 12 months.
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay for 7 days following such call. To access the conference call replay, call 800-770-2030, passcode 4619110. A transcript of the call will be posted to the Investor Relations section of the Company’s website.

About the Company
Dallas-based Sonida Senior Living, Inc. is a leading owner, operator and investor in independent living, assisted living and memory care communities and services for senior adults. The Company provides compassionate, resident-centric services and care as well as engaging programming at our senior housing communities. As of December 31, 2025, the Company owned, managed or invested in 96 senior housing communities in 20 states with an aggregate capacity of approximately 10,150 residents, including 84 owned senior housing communities (inclusive of four owned through joint venture investments in consolidated entities and four owned through a joint venture investment in an unconsolidated entity) and 12 communities that the Company managed on behalf of a third-party. For more information, visit www.sonidaseniorliving.com or connect with the Company on Facebook, X or LinkedIn.

Safe Harbor

This release contains forward-looking statements which are subject to certain risks and uncertainties that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements, including, among others, the risks, uncertainties and factors set forth under “Item. 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, to be filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2026, and also include the following: the Company’s ability to generate sufficient cash flows from operations, proceeds from equity issuances and debt financings, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s acquisitions and capital improvement projects to expand, redevelop, and/or reposition its senior living communities; increased competition for, or a shortage of, skilled workers, including due to general labor market conditions, along with wage pressures resulting from such increased competition, low unemployment levels, use of contract labor, minimum wage increases and/or changes in immigration or overtime laws; elevated market interest rates that increase the cost of certain of our debt obligations; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures, in particular, the Company’s ability to refinance its Bridge Loan on the terms and within the timeline expected, or at all; the Company’s compliance with its debt agreements, including certain financial covenants and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, including the possibility that the expected benefits and the Company’s projections related to such acquisitions may not materialize as expected; litigation relating to the CHP Merger that has been or could be instituted against CHP, the Company and our respective directors; our ability to integrate our business with CHP successfully, and to achieve the anticipated benefits; the possibility that companies that the Company has acquired or may acquire (including CHP) could have undiscovered liabilities, or that companies or assets that the Company has acquired or may acquire (including CHP) could involve other unexpected costs or may strain the Company’s management capabilities; potential adverse reactions or changes to business relationships resulting from the CHP Merger; the risk of oversupply and increased competition in the markets which the Company operates; the Company’s ability to maintain internal controls over financial reporting; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; risks associated with current global economic conditions and general economic factors such as elevated labor costs due to shortages of medical and non-medical staff, competition in the labor market, increased costs of salaries, wages and benefits, and immigration laws, the consumer price index, commodity costs, fuel and other energy costs, supply chain disruptions, increased insurance costs, tariffs, elevated interest rates and tax rates; the impact from or the potential emergence and effects of a future epidemic, pandemic, outbreak of infectious disease or other health crisis; the Company’s ability to maintain the security and functionality of its information systems, to prevent a cybersecurity attack or breach, and to comply with applicable privacy and consumer protection laws, including HIPAA; and changes in accounting principles and interpretations.

For information about Sonida Senior Living, visit www.sonidaseniorliving.com or connect with the Company on Facebook, X or LinkedIn.
Contact : Investor Relations
Jason Finkelstein
Ignition IR
ir@sonidaliving.com

SONIDA SENIOR LIVING, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Quarters Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Revenues:
Resident revenue	$86,260	$77,053	$331,957	$267,849
Management fees	1,090	916	4,431	3,381
Managed community reimbursement revenue	10,305	13,962	44,753	33,096
Total revenues	97,655	91,931	381,141	304,326
Expenses:
Operating expense	66,239	59,225	253,221	202,015
General and administrative expense	11,121	8,903	39,851	34,123
Transaction, transition and restructuring costs	8,986	2,912	16,231	5,874
Depreciation and amortization expense	14,809	13,320	56,768	44,051
Long-lived asset impairment	7,792	—	12,525	—
Managed community reimbursement revenue	10,305	13,962	44,753	33,096
Total expenses	119,252	98,322	423,349	319,159
Other income (expense):
Interest income	481	302	2,103	1,681
Interest expense	(10,008)	(9,596)	(38,635)	(36,990)
Gain on extinguishment of debt, net	—	10,388	—	48,536
Loss from equity method investment	(283)	(714)	(1,370)	(895)
Other income (expense), net	1,337	(161)	7,948	(540)
Loss before provision for income taxes	(30,070)	(6,172)	(72,162)	(3,041)
Provision for income taxes	(76)	(46)	(330)	(239)
Net loss	(30,146)	(6,218)	(72,492)	(3,280)
Less: Net loss attributable to noncontrolling interests	370	714	1,713	1,221
Net loss attributable to Sonida shareholders	(29,776)	(5,504)	(70,779)	(2,059)
Dividends on Series A convertible preferred stock	(1,409)	(1,409)	(5,637)	(2,818)
Undeclared dividends on Series A convertible preferred stock	—	—	—	(2,707)
Net loss attributable to common stockholders	$(31,185)	$(6,913)	$(76,416)	$(7,584)

Per share data:
Basic net loss per share	$(1.72)	$(0.38)	$(4.22)	$(0.54)
Diluted net loss per share	$(1.72)	$(0.38)	$(4.22)	$(0.54)
Weighted average common shares outstanding — basic	18,106	18,048	18,087	14,109
Weighted average common shares outstanding — diluted	18,106	18,048	18,087	14,109

SONIDA SENIOR LIVING, INC.
CONSOLIDATED BALANCE SHEET
(in thousands)

	December 31, 2025		December 31, 2024
Assets:
Current assets:
Cash and cash equivalents	$11,008		$16,992
Restricted cash	19,264		22,095
Accounts receivable, net of allowance for credit losses of $2.6 million and $7.9 million, respectively	18,611		18,965
Prepaid expenses and other assets	6,373		4,634
Assets held for sale	9,453		—
Derivative assets	8		1,403
Deferred issuance costs	13,163		—
Total current assets	77,880		64,089
Property and equipment, net	736,188		739,884
Investment in unconsolidated entity	8,789		10,943
Intangible assets, net	19,743		24,526
Other assets, net	2,245		2,479
Total assets(a)	$844,845		$841,921
Liabilities:
Current liabilities:
Accounts payable	$4,705		$9,031
Accrued expenses	71,663		45,024
Current portion of debt, net of deferred loan costs	7,291		15,486
Deferred income	7,275		5,361
Federal and state income taxes payable	292		243
Liabilities held for sale	13,529		—
Other current liabilities	379		470
Total current liabilities	105,134	95,187	75,615
Long-term debt, net of deferred loan costs	682,450		635,904
Other long-term liabilities	1,006		793
Total liabilities(a)	788,590		712,312
Commitments and contingencies
Redeemable preferred stock:
Series A convertible preferred stock, $0.01 par value; 41 shares authorized, 41 shares issued and outstanding as of December 31, 2025 and 2024	51,249		51,249
Equity:
Sonida’s shareholders’ equity (deficit):
Preferred stock, $0.01 par value:
Authorized shares — 15,000 as of December 31, 2025 and 2024; none issued or outstanding, except Series A convertible preferred stock as noted above	—		—
Common stock, $0.01 par value:
Authorized shares — 30,000 as of December 31, 2025 and 2024; 18,770 and 18,992 shares issued and outstanding as of December 31, 2025 and 2024, respectively	188		190
Additional paid-in capital	490,804		491,819
Retained deficit	(491,003)		(420,224)
Total Sonida shareholders’ equity (deficit)	(11)		71,785
Noncontrolling interest:	5,017		6,575
Total equity	5,006		78,360
Total liabilities, redeemable preferred stock and equity	$844,845		$841,921
(a) The consolidated balance sheets include the following amounts related to our consolidated Variable Interest Entity (VIE): $1.8 million and $5.0 million of Cash and cash equivalents; $2.0 million and $1.5 million of Restricted cash; $0.4 million and $0.3 million of Accounts receivable, net; $28.8 million and $27.8 million of Property and equipment, net; $2.8 million and $4.7 million of Intangible assets, net; $1.0 million and $5.4 million of Accounts payable; $0.7 million and $0.9 million of Accrued expenses; $0.3 million and $0.2 million of Deferred income; $21.5 million and $21.3 million of Debt, net of deferred loan costs; and $0.1 million and $0.2 million of Other long-term liabilities, in each case, as of December 31, 2025 and 2024, respectively.

Sonida Senior Living, Inc.
Consolidated Statements of Cash Flows

	Years Ended December 31,
(In thousands)	2025	2024
Operating Activities
Net loss	$(72,492)	$(3,280)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	56,768	44,051
Amortization of deferred loan costs	1,562	1,619
Loss on derivative instruments, net	1,069	3,950
Gain on sale of assets, net	—	(192)
Long-lived asset impairment	12,525	—
Gain on extinguishment of debt	—	(48,536)
Loss from equity method investment	1,370	895
Provision for credit losses	3,329	2,596
Non-cash stock-based compensation expense	5,049	4,369
Other non-cash items	364	(35)
Changes in operating assets and liabilities:
Accounts receivable	(2,975)	(13,543)
Prepaid expenses and other assets	4,485	(156)
Other assets, net	470	—
Accounts payable and accrued expenses	11,093	5,151
Federal and state income taxes payable	49	28
Deferred income	1,969	1,320
Customer deposits	(271)	(19)
Net cash provided by (used in) operating activities	24,364	(1,782)
Investing Activities
Investments in unconsolidated entity	—	(22,409)
Return of investment in unconsolidated entity	785	10,571
Acquisition of new communities	(38,188)	(172,546)
Capital expenditures	(33,284)	(25,170)
Proceeds from sale of assets	—	631
Net cash used in investing activities	(70,687)	(208,923)
Financing Activities
Proceeds from issuance of common stock, net of issuance costs	—	190,537
Proceeds from notes payable	18,082	56,040
Repayments of notes payable	(8,372)	(72,026)
Proceeds from revolving credit facility	49,550	68,705
Repayment of revolving credit facility	(14,500)	(8,705)
Capital contributions from noncontrolling investors in joint ventures	287	7,796
Distributions to noncontrolling investors in joint ventures	(132)	—
Dividends paid on Series A convertible preferred stock	(5,637)	(2,818)
Deferred loan costs paid	(1,212)	(3,726)
Purchase of derivative assets	(129)	(3,312)
Other financing costs	(429)	(449)
Net cash provided by financing activities	37,508	232,042
Increase (decrease) in cash and cash equivalents	(8,815)	21,337
Cash and cash equivalents and restricted cash at beginning of year	39,087	17,750
Cash and cash equivalents and restricted cash at end of year	$30,272	$39,087
Supplemental Disclosures
Cash paid during the year for:
Interest	$37,290	$33,359
Income taxes paid, net - Texas	$277	$220
Non-cash investing and financing activities:
Notes payable acquired through acquisitions	$—	$21,690
Undeclared dividends on Series A convertible preferred stock	$—	$2,707
Insurance financed through insurance notes payable	$6,224	$1,707
Non-cash additions of property and equipment	$729	$2,219
Non-cash right-of-use assets	$643	$—

DEFINITIONS

RevPAR, or average monthly revenue per available unit, is defined by the Company as resident revenue for the period, divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.
RevPOR, or average monthly revenue per occupied unit, is defined by the Company as resident revenue for the period, divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.
Same-Store Community Portfolio is defined by the Company as communities that are consolidated, wholly or partially owned, and operational for the full year in each year beginning as of January 1st of the prior year. Consolidated communities excluded from the same-store community portfolio include the Acquisition Community Portfolio, the Repositioning Portfolio, and certain communities that have experienced a casualty event that has significantly impacted their operations.
Acquisition Community Portfolio is defined by the Company as communities that are wholly or partially owned, acquired in the current year or prior comparison year, and are not operational in both comparison years. An operational community is defined as a community that has maintained its certificate of occupancy and has made at least 80% of its wholly owned or partially owned units available for five consecutive quarters.
Repositioning Portfolio is defined by the Company as communities that are wholly or partially owned, and have undergone or are undergoing strategic repositioning as a result of significant changes in the business model, care offerings, and/or capital re-investment plans, that in each case, have disrupted, or are expected to disrupt, normal course operations. These communities will be included in the Same-Store Community Portfolio once operating under normal course operating structures for the full year in each year beginning as of January 1st of the prior year.
NON-GAAP FINANCIAL MEASURES

This earnings release contains the financial measures (1) Net Operating Income, (2) Net Operating Income Margin, (3) Adjusted EBITDA, and (4) Same-store amounts for these metrics, each of which is not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, or revenue. Investors are cautioned that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. Investors are urged to review the reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP, which are included below.

The Company believes that presentation of Net Operating Income and Net Operating Income Margin as performance measures is useful to investors because such measures are some of the metrics used by the Company’s management to evaluate the performance of the Company’s owned portfolio of communities, to review the Company’s comparable historic and prospective core operating performance of the Company’s owned communities, and to make day-to-day operating decisions. The Company also believes that the presentation of such non-GAAP financial measures and Adjusted EBITDA is useful to investors because such measures provide an assessment of operational factors that management can impact in the short-term, primarily revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods.

Net Operating Income and Net Operating Income Margin have material limitations as performance measures, including the exclusion of general and administrative expenses that are necessary to operate the Company and oversee its communities. Furthermore, such non-GAAP financial measures and Adjusted EBITDA exclude (i) interest that is necessary to operate the Company’s business under its current financing and capital structure, and (ii) depreciation, amortization, and impairment charges that may represent the wear and tear and/or reduction in value of the Company’s communities and other assets and may be indicative of future needs for capital expenditures. The Company may also incur income/expense similar to those for which adjustments may be made and such income/expense may significantly affect the Company’s operating results.

Net Operating Income and Net Operating Income Margin
Net Operating Income and Net Operating Income Margin are non-GAAP performance measures that the Company defines as net income (loss) excluding: general and administrative expenses (inclusive of stock-based compensation expense), interest income, interest expense, other expense, provision for income taxes, management fees, and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include depreciation and amortization expense, long-lived asset impairment, gain on extinguishment of debt, loss from equity method investment, casualty loss, non-recurring settlement fees, income tax, and personal property tax. Net Operating Income Margin is calculated by dividing Net Operating Income by resident revenue. The Company presents these non-GAAP measures on a consolidated community and same-store community basis.
The following table presents a reconciliation of the Non-GAAP Financial Measures of Net Operating Income and Net Operating Income Margin, in each case, on a consolidated community and same-store community basis to the most directly comparable GAAP financial measure of net loss for the periods indicated:

(in thousands)	Three Months Ended December 31,		Three Months Ended September 30,	Years Ended December 31,
	2025	2024	2025	2025	2024
Same-store community net operating income (1)
Net loss	$(30,146)	$(6,218)	$(27,348)	$(72,492)	$(3,280)
General and administrative expense	11,121	8,903	10,529	39,851	34,123
Transaction, transition and restructuring costs	8,986	2,912	6,174	16,231	5,874
Depreciation and amortization expense	14,809	13,320	14,627	56,768	44,051
Long-lived asset impairment	7,792	—	4,733	12,525	—
Interest income	(481)	(302)	(394)	(2,103)	(1,681)
Interest expense	10,008	9,596	9,910	38,635	36,990
Gain on extinguishment of debt, net	—	(10,388)	—	—	(48,536)
Loss from equity method investment	283	714	374	1,370	895
Other (income) expense, net	(1,337)	161	1,902	(7,948)	540
Provision for income taxes	76	46	88	330	239
Management fees	(1,090)	(916)	(1,146)	(4,431)	(3,381)
Other operating expenses (2)	1,323	1,220	1,315	4,749	2,834
Consolidated community net operating income	21,344	19,048	20,764	83,485	68,668
Net operating income for non same-store communities (1)	(5,047)	(3,773)	(4,677)	(18,333)	(8,319)
Same-store community net operating income	16,297	15,275	16,087	65,152	60,349
Resident revenue	$86,260	$77,053	$84,597	$331,957	$267,849
Resident revenue for non same-store communities (1)	27,143	21,014	25,669	98,150	47,409
Same-store community resident revenue	59,117	56,039	58,928	233,807	220,440
Same-store community net operating income margin	27.6%	27.3%	27.3%	27.9%	27.4%
(1) Q4 2025 and Q3 2025 excludes 3 and 16 senior living consolidated communities acquired by the Company in 2025 and 2024, respectively and the 6 Repositioning Portfolio communities. Q4 2024 excludes 16 senior living consolidated communities acquired by the Company in 2024 and the 6 Repositioning Portfolio communities.
(2) Includes casualty loss, non-recurring settlement fees, income tax, and personal property tax.

ADJUSTED EBITDA (UNAUDITED)

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: depreciation and amortization expense, interest income, interest expense, other expense/income, provision for income taxes; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include stock-based compensation expense, provision for credit losses, long-lived asset impairment, gain on extinguishment of debt, casualty losses, and transaction, transition and restructuring costs.

The following table presents a reconciliation of the Non-GAAP Financial Measures of Adjusted EBITDA to the most directly comparable GAAP financial measure of net loss for the periods indicated:

(In thousands)	Three Months Ended December 31,		Three Months Ended September 30,	Years Ended December 31,
	2025	2024	2025	2025	2024
Adjusted EBITDA
Net loss	$(30,146)	$(6,218)	$(27,348)	$(72,492)	$(3,280)
Depreciation and amortization expense	14,809	13,320	14,627	56,768	44,051
Stock-based compensation expense	1,426	1,175	1,424	5,049	4,369
Provision for credit losses	1,062	1,086	827	3,329	2,596
Interest income	(481)	(302)	(394)	(2,103)	(1,681)
Interest expense	10,008	9,596	9,910	38,635	36,990
Long-lived asset impairment	7,792	—	4,733	12,525	—
Gain on extinguishment of debt, net	—	(10,388)	—	—	(48,536)
Other (income) expense, net	(1,337)	161	1,902	(7,948)	540
Provision for income taxes	76	46	88	330	239
Casualty losses (1)	748	960	1,216	3,436	2,082
Transaction, transition and restructuring costs (2)	8,986	2,912	6,174	16,231	5,874
Adjusted EBITDA	$12,943	$12,348	$13,159	$53,760	$43,244
(1) Casualty losses relate to non-recurring insured claims for unexpected events.
(2) Transaction, transition and restructuring costs relate to legal and professional fees incurred for transactions, restructuring projects, or related projects, including the CHP transaction.